Exhibit 10.40

Amendment

to the Employment Agreement dated December 21st, 2011

by and between

Teva Pharmaceuticals Europe B.V. and Rob Koremans

This Amendment (this “Amendment”) is made this 30th day of October, 2012, by and among Teva Pharmaceuticals Europe B.V. (the “Company”) and Rob Koremans (the “Employee”) to the Employment Agreement entered into between the Company and Executive dated December 21st, 2011 (the “Agreement”).

Whereas, the Company and Employee have entered into the Agreement; and

Whereas, the Parties wish to amend certain terms of the Agreement as set forth below.

Now therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Except as expressly set-forth in this Amendment, all terms and conditions of the Agreement shall continue in full force and effect.

2.	A new Section 5A shall be inserted into the Agreement immediately following Section 5 and shall provide as follows:

“Change of Control

If the Employee’s employment is terminated by the Company without cause within one (1) year following a merger of the Company with another entity, pursuant to which merger the Company is not the surviving entity, and such termination is as a result of such merger, the Company shall pay the Employee an additional severance payment [in addition to any severance amounts to which the Employee is entitled pursuant to the terms of this Agreement] in an amount equal to one and one-half million dollars ($1,500,000) (the “Change of Control Severance Payment”). The Change of Control Severance Payment shall be paid to the Executive in Euros calculated according to the Euro-US Dollar rate of exchange last published by the European Central Bank, in a lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the date of termination.

For the purposes of this Section 5A, the term “Company” shall refer only to the Company’s parent, Teva Pharmaceutical Industries Ltd.”

3.	This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

/s/ Rob Koremans
Teva Pharmaceuticals Europe B.V.	Rob Koremans

2